Exhibit 24.1

POWERS OF ATTORNEY

By signing below, I hereby constitute and appoint Mr. Wong Wai Kay, Ricky, Mr. Cheung Chi Kin, Paul and Ms. Sio Veng Kuan, Corinna, my true and lawful attorneys and agents to do any and all acts and things and to execute any and all instruments in my name and behalf in my capacities as a director and/or officer of City Telecom (H.K.) Limited, a Hong Kong company (the “Company”), and/or as a director and/or officer of one or more of the Company’s subsidiaries listed on Annex A (the “Subsidiary Guarantors”), that said attorneys and agents, or any of them, may deem necessary or advisable or that may be required to enable the Company and the Subsidiary Guarantors to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with a registration statement on Form F-4 and S-4 (or any other appropriate form) for the purpose of registering pursuant to the Securities Act of up to US$125 million of 8.75% Senior Notes due 2015, and the guarantees thereof given by the Subsidiary Guarantors, to be issued in exchange for the Company’s outstanding 8.75% Senior Notes due 2015, and the guarantees thereof given by the Subsidiary Guarantors, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for me, in my name and behalf in my capacities as director and/or officer of the Company and/or one or more Subsidiary Guarantors (individually or on behalf of the Company or a Subsidiary Guarantor), such registration statement, and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other instruments or documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that said attorneys and agents, or any of them, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have executed this Powers of Attorney as of March 18, 2005.

/s/ Wong Wai Kay, Ricky	/s/ Cheung Chi Kin, Paul
Wong Wai Kay, Ricky	Cheung Chi Kin, Paul

/s/ Chong Kin Chun, John	/s/ Fung So Mui, Fion
Chong Kin Chun, John	Fung So Mui, Fion

/s/ Sio Veng Kuan, Corinna	/s/ To Wai Bing
Sio Veng Kuan, Corinna	To Wai Bing

/s/ Lo Sui Lun	/s/ Leung Ka Pak
Lo Sui Lun	Leung, Ka Pak

/s/ Yau Ming Yan	/s/ Lee Ching Han
Yau Ming Yan	Lee Ching Han

/s/ Leung Yuen Yee
Leung Yuen Yee

Annex A

Name	State or Other Jurisdiction of Incorporation or Organization
963673 Ontario Ltd.	Ontario, Canada
Attitude Holdings Limited	British Virgin Islands
Automedia Holdings Limited	British Virgin Islands
BBTV Company Limited	Hong Kong
City Telecom (B.C.) Inc.	British Columbia, Canada
City Telecom (Canada) Incorporated	Nova Scotia, Canada
City Telecom (Toronto) Inc.	Ontario, Canada
City Telecom (U.S.A.) Inc.	Delaware, U.S.A.
City Telecom (Vancouver) Inc.	British Columbia, Canada
City Telecom Inc.	Ontario, Canada
City Telecom International Limited	British Virgin Islands
Credibility Holdings Limited	British Virgin Islands
CTI International Limited	Hong Kong
CTI Marketing Company Limited	Hong Kong
Excel Billion Profits Limited	Hong Kong
Golden Trinity Holdings Limited	British Virgin Islands
Hong Kong Broadband Network Limited	Hong Kong
Hong Kong Broadband Phone Limited	Hong Kong
Hong Kong Broadband Television Company Limited	Hong Kong
Hong Kong Television Network Limited	Hong Kong
IDD1600 Company Limited	Hong Kong
iStore.com Limited	Hong Kong
TeachOnNet.com Limited	Hong Kong
Warwick Gold Enterprises Limited	Hong Kong